EXHIBIT 10.2

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (this “Separation Agreement”), is entered into this 5th day of July, 2009, by and between Richard L. Taney, an individual (the “Executive”), and Delcath Systems, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Executive is resigning from employment with the Company effective July 6, 2009;

WHEREAS, the Executive and the Company have agreed upon the terms set forth herein;

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Separation Agreement, the Executive and the Company agree as follows:

I. Resignation.  The Executive hereby resigns as an officer, employee, member, manager and in any other capacity with the Company and each of its affiliates, effective July 6, 2009 (the “Separation Date”); provided, however, that the Executive does not resign from his position as a member of the Board of Directors of the Company (the “Board”).  Concurrently with the execution of this Separation Agreement, the Executive shall execute the letter attached as Annex A hereto and promptly deliver such letter to the Company.  The Company and its affiliates hereby accept such resignation, effective as of the Separation Date.  The Executive shall be paid any accrued but unpaid base salary for services performed through the Separation Date and payment for any unreimbursed business expenses reasonably incurred prior to the Separation Date and timely submitted in accordance with the Company’s reimbursement policies.

II. Severance.

A. The Company shall pay the Executive cash severance in the amount of $396,000 in a lump sum within 30 days after the Separation Date.

B. Based on his performance in fiscal year 2009 through the Separation Date, the Compensation and Stock Option Committee of the Board has determined that the Executive is entitled to a bonus in the amount of $80,000, which amount shall be paid in a lump sum within 30 days after the Separation Date.

Payment of the benefits set forth in this Section II is contingent upon the Executive’s execution and non-revocation of this Separation Agreement pursuant to Section VI.B.5.

III. Health Coverage.  The Company shall pay the entire premiums due for the Executive’s  continued participation in the Company’s medical and dental plans under COBRA for 12 months after the Separation Date.

IV. Stock Options.  As of the Separation Date, the Executive is a party to option agreements (each, an “Option Agreement”) providing for options (each, an “Option”) to acquire shares of common stock of the Company as shown on the attached Schedule I.  Each Option is fully vested and exercisable for the periods stated on such Schedule I.

V. No Other Benefits.  The benefits provided pursuant to Sections I, II, III and IV are in lieu of any other payments or benefits beyond the Separation Date, and no such payments or benefits shall accrue or be payable, except for fees earned by the Executive for services provided after the Separation Date as a non-employee member of the Board.  The Executive specifically acknowledges and agrees that he is entitled to receive no other severance pay or other benefits pursuant to any plan or policy of the Company or any of its affiliates, including, without limitation, the Employment Agreement.

VI. Release.

A. The Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, with respect to any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Family and Medical Leave Act of 1993, the New York Human Rights Law, the New York Retaliatory Action By Employers Law, the New York Civil Rights Law, the New York  Nondiscrimination for Legal Actions Law, the New York Wage-Hour Law, the New York Workers' Compensation Law, the New York Wage Payment Law, the New York City Human Rights Law, and for  harassment, discrimination and retaliation of any kind, or any other cause of action, or any claim, for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability coverage, in each case arising out his service as an officer or  employee or his separation from his position as an officer or employee, as applicable, committed or omitted prior to the date of this Separation Agreement.  Notwithstanding the foregoing, the Executive is specifically not releasing any rights he has to indemnification by the Company in his capacity as an officer or director of the Company, any claims he has or may have in the future in his capacity as a director of the Company, or any claims he has for reimbursement of medical or dental claims incurred under Company policies.  Nothing in this Section VI.A. shall expressly or by implication diminish, decrease, discharge, release or lessen the obligations of the Company under this Separation Agreement.

B. ADEA Waiver.  The Executive further expressly acknowledges and agrees that:

1. In return for this Separation Agreement, the Executive will receive consideration beyond that which the Executive was already entitled to receive before entering into this Separation Agreement;

2. The Executive is hereby advised in writing by this Separation Agreement to consult with an attorney before signing this Separation Agreement;

3. The Executive has voluntarily chosen to enter into this Separation Agreement and has not been forced or pressured in any way to sign it;

4. The Executive was given a copy of this Separation Agreement on July 5, 2009 and informed that he had twenty one (21) days within which to consider this Separation Agreement and that if he wished to execute this Separation Agreement prior to expiration of such 21-day period, he should execute the Endorsement attached hereto as Annex B;

5. The Executive was informed that he had seven (7) days following the date of execution of this Separation Agreement in which to revoke this Separation Agreement, and this Separation Agreement will become null and void if Executive elects revocation during that time.  Any revocation must be in writing and must be received by the Company during the seven-day revocation period.  In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Separation Agreement.

VII. No Transferred Claims.  The Executive warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Separation Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

VIII. Miscellaneous

A. Successors.

1. This Separation Agreement is personal to the Executive and shall not, without the prior written consent of the Executive, be assignable by the Executive.

2. This Separation Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Separation Agreement for all purposes.  As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the ownership of the Company or to which the Company assigns this Separation Agreement by operation of law or otherwise.

B. Waiver.  No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

C. Modification.  This Separation Agreement may not be amended or modified other than by a written agreement executed by the Executive and the Company.

D. Complete Agreement.  This Separation Agreement constitutes and contains the entire agreement and final understanding concerning the Executive’s relationship with the Company and its affiliates and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof, it being acknowledged that Section 6 of the Employment Agreement is incorporated herein and remains binding on the Executive in accordance with its terms.  Except as specifically modified by this Separation Agreement, the Option Agreements are outside of the scope of the preceding sentence and shall continue in effect in accordance with their terms.  Any representation, promise or agreement not specifically included in this Separation Agreement or an Option Agreement shall not be binding upon or enforceable against either party.

E. Litigation and Investigation Assistance.  The Executive agrees to cooperate, at the Company’s sole cost and expense, in the defense of the Company or any of its affiliates against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during or prior to the term of the Executive’s employment with the Company.  Furthermore, the Executive agrees to cooperate, at the Company’s sole cost and expense, in the prosecution of any claims and lawsuits brought by the Company or any of its affiliates that are currently outstanding or that may in the future be brought relating to matters which occurred during or prior to the term of the Executive’s employment with the Company.  From and after the Separation Date, except as requested by the Company or as required by law, the Executive shall not comment upon any (i) threatened or pending claim or litigation

(including investigations or arbitrations) involving the Company or any of its affiliates or (ii) threatened or pending government investigation involving the Company or any of its affiliates.

F. Severability.  If any provision of this Separation Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Separation Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Separation Agreement are declared to be severable.

G. Cooperation in Drafting.  Each party has cooperated in the drafting and preparation of this Separation Agreement.  Hence, in any construction to be made of this Separation Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

H. Counterparts.  This Separation Agreement may be executed in counterparts, including via facsimile, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

I. Choice of Law; Forum; Waiver of Jury Trial.

1. THIS SEPARATION AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

2. Except for the limited purpose of enforcing a restrictive covenant as provided in Section 6.4 of the Employment Agreement, any legal dispute related to this Separation Agreement and/or any claim related to this Separation Agreement, or breach thereof, shall, in lieu of being submitted to a court of law, be submitted to arbitration, in accordance with the applicable dispute resolution procedures of the American Arbitration Association. The award of the arbitrator shall be final and binding upon the parties.  The parties hereto agree that (i) one arbitrator shall be selected pursuant to the rules and procedures of the American Arbitration Association, (ii) the arbitrator shall have the power to award injunctive relief or to direct specific performance, (iii) each of the parties, unless otherwise required by applicable law, shall bear its own attorneys’ fees, costs and expenses and an equal share of the arbitrator’s and administrative fees of arbitration, and (iv) the arbitrator shall award to the prevailing party a sum equal to that party’s share of the arbitrator’s and administrative fees of arbitration.  Nothing in this Section shall be construed as providing the Executive a cause of action, remedy or procedure that the Executive would not otherwise have under this Separation Agreement or the law.

3. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

J. Advice of Counsel.  In entering this Separation Agreement, the parties represent that they have had the opportunity to consult with attorneys and that the terms of this Separation Agreement are fully understood and voluntarily accepted by them.

K. Supplementary Documents.  All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions, in each case that may be reasonably necessary or appropriate to give full force to the basic terms and intent of this Separation Agreement and which are not inconsistent with its terms.

L. Headings.  The section headings contained in this Separation Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Separation Agreement.

I have read the foregoing Separation Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

the “Executive”

/s/ Richard L. Taney
Richard L. Taney

the “Company”

Delcath Systems, Inc., a Delaware corporation

/s/ Jason Rifkin
By:	Jason Rifkin
Its:	Secretary

SCHEDULE I

Options

Name of Company Plan	Date of Grant	Number of Shares Covered by Option (subject to adjustment in accordance with applicable Plan)	Exercise Price per Share	Last Date on which Options May be Exercised (unless sooner terminated under applicable Plan1)
2004 Stock Incentive Plan	November 14, 2006	40,000	$3.28	November 14, 2011
2004 Stock Incentive Plan	July 2, 2007	50,000	$3.90	5th anniversary of the Separation Date
2004 Stock Incentive Plan	July 2, 2007	100,000	$5.85	5th anniversary of the Separation Date
2004 Stock Incentive Plan	January 2, 2008	50,000	$1.74	5th anniversary of the Separation Date
2004 Stock Incentive Plan	July 2, 2008	50,000	$2.44	5th anniversary of the Separation Date
2004 Stock Incentive Plan	January 2, 2009	50,000	$1.24	5th anniversary of the Separation Date
2009 Stock Incentive Plan	July 2, 2009	50,000	$3.51	5th anniversary of the Separation Date

1.    The Executive and Company acknowledge that (a) the Options may terminate earlier than the dates shown on the table in accordance with the terms of the applicable Company Stock Incentive Plan under which they were granted (for example, if all options under the Plan are terminated in connection with a sale of the Company) but (b) the Options otherwise shall remain exercisable through the dates shown and (c) the Executive is under no obligation to provide services to the Company as a director, consultant or otherwise for any period of time as a condition to retaining his rights to exercise the Options until the dates shown.